Exhibit 99.1

Hecla Reports 2010 Record Operating Cash Flow of $198 Million and Updates Basin Litigation

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--February 24, 2011--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced record operating cash flow of $197.8 million, net income applicable to common shareholders of $35.4 million, or $0.14 per basic share, and adjusted net income applicable to common shareholders of $82.6 million1 or $0.33 per basic share for the year. Full year silver production was 10.6 million ounces at a total cash cost of negative $1.46 per ounce, net of by-products.2

FULL YEAR 2010 HIGHLIGHTS - RECORD FINANCIAL RESULTS

  Highest annual revenue and operating cash flow in Hecla’s 120-year history
  Revenue of $418.8 million, a $106.3 million increase over 2009
  Net income applicable to common shareholders of $35.4 million, or $0.14 per basic share
  Adjusted net income applicable to common shareholders of $82.6 million, or $0.33 per basic share
  Operating cash flow of $197.8 million, a 66% increase over 2009
  Silver production of 10.6 million ounces at a total cash cost of negative $1.46 per ounce, net of by-products
  Silver reserves and resources increased to 142 million ounces and 248 million ounces, respectively
  Significant advancement with the Lucky Friday #4 Shaft Project
  Cash and cash equivalents of $283.6 million at December 31, 2010 and no debt

FOURTH QUARTER 2010 HIGHLIGHTS

  Revenue of $134.5 million, a $46.4 million increase over the same period in 2009
  Net loss applicable to common shareholders of $13.1 million, or $0.05 per basic share, after giving effect to certain significant items:
    $193.2 million accrual on the Coeur d'Alene Basin litigation
    $133.6 million in tax benefit
  Adjusted net income applicable to common shareholders of $30.6 million, or $0.12 per basic share
  Operating cash flow of $85.8 million, a 34% increase over the same period in 2009
  Silver production of 2.7 million ounces at a total cash cost of negative $0.14 per ounce, net of by-products

“The fourth quarter and year-end results were record setting in a number of areas, reflecting increased throughput and low costs at our Greens Creek and Lucky Friday operations, and strong metals prices,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “After considering all investing and financing activities, we generated $178.9 million in net cash flow last year. Our strong balance sheet and growing cash flow should be sufficient to meet our financial obligations of a potential Basin litigation settlement, as well as continuing to fund capital projects to expand our operations and explore our large land packages in the U.S. and Mexico.”

1) The adjusted income applicable to common shareholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to adjusted income can be found at the end of the release.

2) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

FINANCIAL OVERVIEW

Hecla reported 2010 and fourth quarter record revenues and cash flow from operating activities, surpassing the previous 120-year record set in 2009, as a result of increased tonnage at Lucky Friday and Greens Creek, and higher metals prices. Net income applicable to common shareholders for the full year and net loss applicable to common shareholders for the fourth quarter were impacted by the following three items:

  An accrual of $193.2 million in the fourth quarter 2010 due to an increase in Hecla Limited’s estimated liability for environmental obligations in Idaho’s Coeur d’Alene Basin caused by historic mining activity. The increased accrual is based on a potential settlement that includes all Basin claims in the litigation. Hecla Limited’s accrual now stands at $262 million (see Coeur d’Alene Basin Litigation below).
  A change in net income tax benefits, as a result of higher metals prices, increased profitability, and the recognition of the tax effect of the environmental liability accrual described above.
  A $20.8 million loss, primarily non-cash in 2010 related to long-term base metal hedging, which includes a loss of $9.6 million in the fourth quarter 2010 due to rising base-metals prices, and mark-to-market changes in the value of base metal derivative contracts. A summary of the quantities of base metals committed at December 31, 2010 is included at the end of this release.

	Fourth Quarter Ended			Year Ended
	Dec 31, 2010	Dec 31, 2009		Dec 31, 2010	Dec 31, 2009
SUMMARY FINANCIAL DATA (000s)
Sales	$134,460		$88,036	$418,813		$312,548
Gross Profit	$74,693		$35,928	$194,819		$101,069
Environmental remediation accrual for the Coeur d’Alene Basin	$(193,196)	$	- -	$(193,196)	$	- -
Losses on forecast derivative contracts	$(9,562)	$	- -	$(20,758)	$	- -
Tax benefit from decreased deferred tax asset valuation allowance	$80,410		$7,100	$88,069		$7,100
Tax effect of Basin accrual	$78,592	$	- -	$78,592	$	- -
Income (loss) applicable to common shareholders	$(13,144)		$28,660	$35,350		$54,193
Basic income (loss) per common share	$(0.05)		$0.12	$0.14		$0.24
Diluted income (loss) per common share	$(0.05)		$0.11	$0.13		$0.23
Cash flow provided by operating activities	$85,824)		$63,860	$197,809		$119,165

Hecla’s cash position at December 31, 2010 was $284 million, compared to $105 million of cash on hand at December 31, 2009.

Capital expenditures at our operations totaled $72.7 million for the full year 2010 and $23.2 million for the fourth quarter. Full year expenditures incurred at Lucky Friday were $54.4 million, which included $15.8 million in the fourth quarter. The majority of the expenditures at Lucky Friday were on the #4 Shaft Project. Full year expenditures incurred at Greens Creek were $18.3 million, which included $7.4 million for the fourth quarter.

Exploration expenditures for the fourth quarter and full year 2010 were $5.4 million and $21.6 million, respectively. As detailed in the exploration news release issued on February 24th, 2011, Hecla achieved the highest level of silver reserves and resources in its history with 142 million ounces and 248 million ounces, respectively. Updated reserves and resources at December 31, 2010 also include gold reserves and resources of 757,000 ounces and 450,700 ounces, respectively; lead reserves and resources of 556,200 tons and 1.2 million tons, respectively; and zinc reserves and resources of 859,000 tons and 831,900 tons, respectively.

Coeur d’Alene Basin Litigation

The negotiators representing Hecla, the United States, the Coeur d’Alene Indian Tribe, and the State of Idaho with respect to the Coeur d’Alene Basin environmental litigation and related claims have reached an understanding on proposed financial terms to be incorporated into a comprehensive settlement that would contain additional terms yet to be negotiated.

“Determining the financial terms of any settlement of this longstanding litigation is an important step forward in finally resolving this dispute,” said Mr. Baker. “While the cost is significant, we believe the terms are consistent with both our current plans and adding opportunities that will allow Hecla to grow further. We hope a final settlement can be achieved by the end of the second quarter.”

On February 18, 2011, the Idaho Federal District Court issued an Order giving the parties to the litigation until April 15, 2011 to inform the Court of the status of settlement negotiations. During this time period, the negotiators will work towards finalizing and agreeing to the settlement terms, followed by a recommendation for approval to their respective parties. If the parties are able to complete terms of settlement, it is expected that a Consent Decree would be lodged, followed by a public comment period of 30 days and a period for responses to those public comments. The Consent Decree would also require approval by the Idaho Federal District Court. If the Consent Decree is entered, Hecla would make the following payments:

  $102 million of cash and $55.5 million of cash or stock 30 days after entry of the Consent Decree
  $25 million of cash 30 days after the first anniversary of entry of the Consent Decree
  $15 million of cash 30 days after the second anniversary of entry of the Consent Decree
  $65.9 million by August 2014, as quarterly payments of the proceeds from the exercise of any outstanding Series 1 and Series 3 warrants (which have an exercise price of between $2.45 and $2.50 per share) during the quarter, with the balance of the $65.9 million due in August 2014 (regardless of the amount of warrants that have been exercised)

While the negotiators have reached an understanding on proposed financial terms, no party has agreed to any of these terms as final, nor has any party represented that any of these terms are final or agreed to. There can be no assurance that a final settlement will be reached.

Metals Prices

Realized metals prices increased significantly in 2010 compared to 2009. In the fourth quarter and full year, realized metals prices exceeded market prices primarily because of provisional price gains of $9.6 million in the fourth quarter and $16.6 million for the year due largely to increased precious metals prices in the time period between the shipment of concentrate and final settlement.

	Fourth Quarter Ended		Year Ended
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	26.43	17.58	20.16	14.65
Realized price per ounce	32.51	18.67	22.70	15.63
Gold – London PM Fix ($/oz.)	1,367	1,102	1,225	973
Realized price per ounce	1,426	1,190	1,271	1,017
Lead – LME Cash ($/pound)	1.08	1.04	0.97	0.78
Realized price per pound	1.10	1.08	0.98	0.88
Zinc – LME Cash ($/pound)	1.05	1.01	0.98	0.75
Realized price per pound	1.09	1.20	0.96	0.90

OPERATIONS OVERVIEW

In spite of higher mine and mill throughput at both Greens Creek and Lucky Friday, silver production decreased slightly in 2010 due to lower silver ore grades at both operations, which was anticipated. However, production of lead and zinc, which are important by-products, increased to record levels in 2010 due to higher grades and ore volumes. Fourth quarter silver production was higher compared to a year ago mainly due to higher milled tonnage.

The key drivers for the reduction in total cash cost per ounce of silver year-over-year are higher metals prices and increased production of gold, lead and zinc. The increase in the fourth quarter total cash cost per ounce of silver, in comparison to the same period in 2009, is due to lower zinc and lead grades resulting in lower by-product credits.

	Fourth Quarter Ended		Year Ended
	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
PRODUCTION SUMMARY – TOTALS
Silver – Ounces produced	2,741,106	2,411,122	10,566,352	10,989,660
Payable ounces sold	2,413,620	1,832,579	9,360,172	9,798,473
Gold – Ounces produced	16,111	16,489	68,838	67,278
Payable ounces sold	14,466	11,763	57,386	54,801
Lead – Tons produced	10,739	11,588	46,955	44,263
Payable tons sold	9,485	8,981	40,434	37,210
Zinc – Tons produced	18,771	22,258	83,782	80,995
Payable tons sold	14,485	17,386	62,851	60,722
Average cost per ounce of silver produced[1]:
Total cash costs ($/oz.)	(0.14)	(2.00)	(1.46)	1.91
Total production costs ($/oz.)	5.06	4.76	4.28	7.77

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

Greens Creek

Full year silver production at Greens Creek was 7.2 million ounces, which included 1.9 million ounces in the fourth quarter, in comparison to 7.5 million ounces and 1.5 million ounces, respectively, in the same periods in 2009. The decrease in silver production year-over-year is due to lower silver ore grade. The lower silver grade, along with the higher zinc and lead ore grades, were expected and are due to differences in the sequencing of production according to the mine plan. The increase in silver production in the fourth quarter over the same period in 2009 is attributable to higher silver, gold, lead and zinc grades and recoveries, and increased mill throughput. The Company is working to optimize mill capacity at Greens Creek and has successfully increased throughput by approximately 10% since 2008 to 2200 tons per day, and will work towards increasing throughput to 2250 tons per day in 2011.

Total cash cost at Greens Creek for the full year was negative $3.90 per ounce, net of by-products and was negative $1.93 per ounce for the fourth quarter, net of by-product credits, compared to $0.35 and negative $4.85 per ounce, respectively, for the same periods in 2009. The increase in total cash cost in the fourth quarter over the same period in 2009 is due in part to lower by-product credits. The total decrease in cash cost per ounce of silver produced year-over-year was primarily due to increased by-product production credits, partially offset by higher treatment and freight costs, production costs, and production taxes. The higher treatment and freight costs in 2010 are due to increased price participation charges by smelters.

Lucky Friday

Full year silver production at Lucky Friday was 3.4 million ounces and 819,317 ounces in the fourth quarter, compared to 3.5 million ounces and 865,595 ounces, in the respective periods in 2009. The overall decrease in production year-over-year and quarter-over-quarter is primarily due to lower silver ore grade, which was expected. The operation achieved record lead and zinc production in 2010 with 21,619 tons and 9,286 tons, respectively, which included 5,356 tons and 2,214 tons, respectively, in the fourth quarter.

Total cash cost at Lucky Friday for the full year was $3.76 per ounce, net of by-product credits and $4.06 per ounce in the fourth quarter, net of by-product credits, in comparison to $5.21 and $3.10 per ounce, respectively, for the same periods in 2009. The decrease in total cash cost per ounce year-over-year is due to higher by-product credits resulting from higher lead and zinc prices, partially offset by higher employee profit sharing, production costs, expensed site infrastructure, and treatment and freight costs. The increase in total cash cost per ounce over the fourth quarter in 2009 is attributable to lower silver grades.

Michael Dexter, until recently the Lucky Friday General Manager, retired after 25 years with Hecla. “We are grateful for Mike’s valuable contribution and leadership over more than two decades,” said Mr. Baker. “Not only has Lucky Friday been operating for 69 years, but with the current proposed development of the #4 Shaft, the mine is expected to produce beyond 2030. This would not have been possible without the hard work and dedication of Mike and his team. We wish him all the best in his retirement and look forward to working with him as our community relations representative in the Silver Valley. We would also like to congratulate John Jordan, who will be taking the helm as General Manager, and guiding Lucky Friday to continued success. John was previously the Mine Superintendent at Lucky Friday and has 30 years experience in the mining industry.”

#4 Shaft Project

The #4 Shaft Project at Lucky Friday is progressing well and Hecla believes that the project could increase Lucky Friday’s annual silver production by approximately 60% from current levels and extend the mine life beyond 2030. Total estimated capital expenditures are expected to be approximately $200 million, for an internal shaft descending from the 4900 level to the 8800 level, with expected completion in 2014. As of December 31, 2010, approximately $50 million in total capital expenditures has been spent since inception of the proposed project, which includes $37.7 million spent in 2010. Capital expenditures for the #4 Shaft Project in 2011 are expected to be approximately $45 million. Final approval of the total project by Hecla’s board of directors could come as early as mid-2011.

In the fourth quarter, basic engineering work for a centralized refrigeration system was completed. The scope of work for the project was revised to include additional shaft depth from the 7800 level to the 8800 level. As of December 31, 2010, off-shaft development and shaft development have advanced a total of 5,359 feet and 78 feet, respectively. Construction of the hoist is proceeding with all major mechanical components installed and operational.

2011 GUIDANCE

Hecla expects silver production in 2011 to range between 9 and 10 million ounces. Silver production is expected to be slightly lower in 2011 compared to 2010, due to lower silver grades, along with higher zinc and lead ore grades, which are all linked to mine sequencing at Greens Creek and Lucky Friday. Silver production is expected to increase in 2012 as grades increase at both properties. Total cash cost is forecast to be approximately zero dollars per ounce of silver produced, net of by-product credits, at current metals prices ($1,350 per ounce of gold, and $1.05 per pound of lead and zinc).

Capital expenditures in 2011 are expected to be approximately $100 million. Hecla expects to spend approximately $27 million in exploration in 2011.

Mr. Baker said, “One of our key areas of focus in 2011 will be to work towards enhancing our production pipeline through our aggressive exploration program in the four districts we dominate, and to bring new assets into the company via mergers and acquisitions. In addition to the development of the #4 Shaft Project at our Lucky Friday operation, which is expected to provide production growth beyond 2015, we are working towards increasing near-term and future production.”

DIVIDEND ON SERIES B PREFERRED STOCK

Hecla's board of directors has elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 1, 2011, to shareholders of record on March 15, 2011.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Friday, February 25, at 10 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-800-299-8538 or 1-617-786-2902 internationally. The participant passcode is HECLA.

Hecla’s live and archived webcast can be accessed at www.hecla-mining.com under Investor Relations or via Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10Q. You can review and obtain copies of these filings from the SEC’s website at www.sec.gov.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009

Sales of products	$134,460	$88,036	$418,813	$312,548
Cost of sales and other direct production costs	45,811	36,402	163,983	148,642
Depreciation, depletion and amortization	13,956	15,706	60,011	62,837
	59,767	52,108	223,994	211,479
Gross profit	74,693	35,928	194,819	101,069

Other operating expenses
General and administrative	5,758	4,817	18,219	18,624
Exploration	5,439	4,246	21,605	9,247
Other operating expense	1,309	1,674	5,334	5,389
Gain on sale of properties, plants and equipment	80	- -	80	(6,234)
Termination of employee benefit plan	- -	- -	- -	(8,950)
Provision for closed operations and environmental matters	195,409	5,306	201,136	7,721
	207,995	16,043	246,374	25,797
Income (loss) from operations	(133,302)	19,885	(51,555)	75,272

Other income (expense):
Loss on derivative contracts	(9,562)	- -	(20,758)	- -
Gain (loss) on sale or (impairment) of investments	- -	4,070	(151)	1,052
Interest and other income (expense)	(11)	749	126	1,121
Debt-related fees	- -	(248)	- -	(5,973)
Interest expense	(499)	(1,095)	(2,211)	(11,326)
	(10,072)	3,476	(22,994)	(15,126)
Income (loss) from operations before income taxes	(143,374)	23,361	(74,549)	60,146
Income tax benefit	133,638	8,707	123,532	7,680

Net income (loss)	(9,736)	32,068	48,983	67,826
Preferred stock dividends	(3,408)	(3,408)	(13,633)	(13,633)

Income (loss) applicable to common shareholders	$(13,144)	$28,660	$35,350	$54,193

Income per common share (after preferred dividends)
Basic	$(0.05)	$0.12	$0.14	$0.24
Diluted	$(0.05)	$0.11	$0.13	$0.23

Basic weighted average number of common shares outstanding	257,403	237,935	251,146	224,933

Diluted weighted average number of common shares outstanding	257,403	258,607	269,601	233,618

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Dec. 31, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$283,606	$104,678
Short-term investments and securities held for sale	1,474	1,138
Accounts receivable	36,840	27,427
Inventories	19,131	21,466
Deferred taxes	87,287	7,176
Other current assets	3,683	4,578
Total current assets	432,021	166,463
Investments	1,194	2,157
Restricted cash and investments	10,314	10,945
Properties, plants and equipment, net	833,288	819,518
Deferred taxes	100,072	38,476
Other noncurrent assets	5,604	9,225

Total assets	$1,382,493	$1,046,784

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$31,725	$13,998
Accrued payroll and related benefits	10,789	14,164
Accrued taxes	16,042	6,240
Current portion of accrued reclamation and closure costs	175,484	5,773
Current portion of capital leases	2,481	1,560
Current derivative contract liabilities (Note 10)	20,016	- -
Total current liabilities	256,537	41,735
Long-term capital leases	3,792	3,281
Accrued reclamation and closure costs	143,313	125,428
Other noncurrent liabilities	16,598	10,855

Total liabilities	420,240	181,299

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	64,704	59,604
Capital surplus	1,179,751	1,121,076
Accumulated deficit	(265,577)	(300,915)
Accumulated other comprehensive loss	(15,117)	(14,183)
Treasury stock	(2,051)	(640)

Total shareholders' equity	962,253	865,485

Total liabilities and shareholders' equity	$1,382,493	$1,046,784

Common shares outstanding at end of year	258,486	238,336

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Year Ended
	Dec. 31, 2010	Dec. 31, 2009
OPERATING ACTIVITIES
Net income	$48,983	$67,826
Noncash elements included in net income (loss):
Depreciation, depletion and amortization	60,235	63,061
Gain on sale of investments	(588)	(4,070)
Loss on impairment of investments	739	3,018
Gain on disposition of properties, plants and equipment	80	(6,234)
Provision for reclamation and closure costs	196,262	5,172
Stock compensation	3,446	2,746
Provision (benefit) for deferred taxes	(141,707)	(7,100)
Preferred shares issued for bank fees	- -	4,262
Amortization of loan origination fees	621	3,993
Gain on termination of employee benefit plan	- -	(8,950)
Loss on derivative contracts	20,795	2,139
Other, net	885	1,333
Change in assets and liabilities:
Accounts and notes receivable	(9,404)	(18,117)
Inventories	2,335	(135)
Other current and noncurrent assets	3,279	(1,526)
Accounts payable and accrued expenses	10,896	(3,663)
Accrued payroll and related benefits	(3,376)	6,015
Accrued taxes	9,802	4,866
Other noncurrent liabilities	3,192	2,989
Accrued reclamation and closure costs	(8,666)	1,540
Net cash provided by operating activities	197,809	119,165

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(67,414)	(27,704)
Proceeds from sale of investments	1,138	4,091
Proceeds from disposition of properties, plants and equipment	29	8,023
Redemption of restricted cash	1,459	3,487
Net cash used in investing activities	(64,788)	(12,103)

FINANCING ACTIVITIES
Proceeds from exercise of warrants and stock options	53,093	- -
Common stock issued	- -	128,334
Dividends paid to preferred shareholders	(4,513)	- -
Payments on interest rate swap	- -	(3,013)
Loan origination fees	(200)	(1,467)
Treasury share purchase	(693)	- -
Repayments of debt and capital leases	(1,780)	(162,708)
Net cash provided by (used in) financing activities	45,907	(38,854)
Net increase in cash and cash equivalents	178,928	68,208
Cash and cash equivalents at beginning of year	104,678	36,470
Cash and cash equivalents at end of year	$283,606	$104,678

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
GREENS CREEK UNIT
Tons of ore milled	193,674	189,281	800,397	790,871
Mining cost per ton	$45.88	$44.89	$43.00	$42.33
Milling cost per ton	$28.14	$25.99	$24.23	$23.22
Ore grade milled – Silver (oz./ton)	13.16	11.45	12.30	13.01
Silver produced (oz.)	1,921,789	1,545,527	7,206,973	7,459,170
Gold produced (oz.)	16,111	16,489	68,838	67,278
Lead produced (tons)	5,383	6,129	25,336	22,253
Zinc produced (tons)	16,558	19,550	74,496	70,379
Average cost per ounce of silver produced (1):
Total cash costs	$(1.93)	$(4.85)	$(3.90)	$0.35
Total production costs	$4.22	$4.01	$3.36	$7.65
Capital additions (in thousands)	$7,355	$2,656	$18,280	$17,520
LUCKY FRIDAY UNIT
Tons of ore processed	90,191	87,480	351,074	346,395
Mining cost per ton	$53.61	$60.30	$54.27	$58.56
Milling cost per ton	$14.73	$15.34	$14.74	$14.98
Ore grade milled – Silver (oz./ton)	9.73	10.53	10.25	10.86
Silver produced (oz.)	819,317	865,595	3,359,379	3,530,490
Lead produced (tons)	5,355	5,459	21,619	22,010
Zinc produced (tons)	2,213	2,708	9,286	10,616
Average cost per ounce of silver produced (1):
Total cash costs	$4.06	$3.10	$3.76	$5.21
Total production costs	$7.03	$6.09	$6.25	$8.02
Capital additions (in thousands)	$15,840	$3,536	$54,370	$15,990

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver cost per ounce. Total cash cost per ounce of silver represents non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash cost to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$(377)	$(4,818)	$(15,435)	$20,958
Divided by silver ounces produced	2,741	2,411	10,566	10,989
Total cash cost per ounce produced	$(0.14)	$(2.00)	$(1.46)	$1.91
Reconciliation to GAAP:
Total cash costs	$(377)	$(4,818)	$(15,435)	$20,958
Depreciation, depletion and amortization	13,956	15,706	60,011	62,837
Treatment costs	(23,733)	(25,517)	(92,144)	(80,830)
By-product credits	67,375	69,276	267,272	206,608
Change in product inventory	2,303	(3,991)	3,660	310
Reclamation, severance and other costs	243	1,453	630	1,596
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$59,767	$52,109	$223,994	$211,479

GREENS CREEK UNIT
Total cash costs	$(3,705)	$(7,497)	$(28,073)	$2,582
Divided by silver ounces produced	1,922	1,546	7,207	7,459
Total cash cost per ounce produced	$(1.93)	$(4.85)	$(3.90)	$0.35
Reconciliation to GAAP:
Total cash costs	(3,705)	(7,497)	(28,073)	2,582
Depreciation, depletion and amortization	11,531	13,117	51,671	52,909
Treatment costs	(18,773)	(20,076)	(73,817)	(62,037)
By-product credits	52,914	54,248	214,462	161,537
Change in product inventory	2,248	(4,230)	3,685	14
Reclamation, severance and other costs	218	1,436	567	1,574
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,433	$36,998	$168,495	$156,579

LUCKY FRIDAY UNIT
Total cash costs	$3,328	$2,679	$12,638	$18,376
Divided by silver ounces produced	819	865	3,359	3,530
Total cash cost per ounce produced	$4.06	$3.10	$3.76	$5.21
Reconciliation to GAAP:
Total cash costs	$3,328	$2,679	$12,638	$18,376
Depreciation, depletion and amortization	2,426	2,589	8,340	9,928
Treatment costs	(4,960)	(5,441)	(18,327)	(18,793)
By-product credits	14,461	15,028	52,810	45,071
Change in product inventory	54	239	(25)	296
Reclamation and other costs	25	17	63	22
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$15,334	$15,111	$55,499	$54,900

(1) Cash cost per ounce of silver represents non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

HECLA MINING COMPANY

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under forward sales contracts at December 31, 2010:

	Metric tonnes under		Average price per pound
	contract
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2011 settlements	11,575	3,925	$1.05	$1.11

Contracts on forecasted sales
2011 settlements	19,475	15,550	$0.96	$0.96
2012 settlements	21,475	15,000	$1.11	$1.11

Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Adjusted Income (1)
(dollars in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss) (GAAP) applicable to common shareholders	$(13,144)	$28,660	$35,350	$54,193
Adjusting items:
Loss on derivative contracts	9,562	-	20,758	-
Environmental accrual	193,196	3,964	193,196	3,964
Deferred tax asset on environmental accrual	(78,592)	-	(78,592)	-
Decreased deferred tax asset valuation allowance	(80,410)	(7,100)	(88,069)	(7,100)
Adjusted income applicable to common shareholders	$30,612	$25,524	$82,643	$51,057
Weighted average shares outstanding - basic	257,403	237,935	251,146	224,933
Weighted average shares outstanding - diluted	295,007	258,607	269,601	233,618
Basic adjusted income per common share	$0.12	$0.11	$0.33	$0.23
Diluted adjusted income per common share	$0.10	$0.10	$0.31	$0.22

(1)  Adjusted income (loss) and adjusted income (loss) per share are non-GAAP measures which are indicators of our performance.  They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance.  Management believes that adjusted income (loss) and adjusted income (loss) per common share provide investors with the ability to better evaluate our underlying operating performance.

CONTACT:
Hecla Mining Company
Mélanie Hennessey, 604-694-7729
Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com